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                                                                    EXHIBIT 3(i)

  THIS IS A FAIR AND ACCURATE ENGLISH TRANSLATION OF THE ORIGINAL ARTICLES OF
     INCORPORATION OF TRIPLE-S MANAGEMENT CORPORATION WHICH ARE IN SPANISH

                            ARTICLES OF INCORPORATION

                                       OF

                         Triple-S Management Corporation

         FIRST:  The name of this corporation is TRIPLE-S MANAGEMENT

CORPORATION.

         SECOND: The physical address of the designated office of the Corporation is 1141 F.D. Roosevelt Ave, Caparra, Puerto Rico.

         THIRD: The name of the Corporation's registered agent will be the Corporation itself, Triple-S Management Corporation.

         FOURTH: The nature of the business and the object and purposes proposed to be transacted, promoted and carried on for pecuniary profit, in the same manner as done by any natural person in any part of the world, is as follows:

         A. The Corporation shall be the stock holding company for the entities engaged in the business of insurance, businesses related to insurance, and other types of business firms and other activities.

         B.       The Corporation will hold the following powers:

                  1. Acquire through purchase, barter or in any other way movable or immovable goods of any kind, necessary or convenient in achieving the purposes of the Corporation, to the extent permitted by law.


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                  2.       Possess as owner, undersign, purchase or in another
                           way acquire or sell, transfer, pledge, exchange, or in any other way handle the total or any part of the capital stock, bonds, or any other obligations issued or created by any person, association, society, firm, syndicate, corporation, government or government subdivision, public or gubernatorial authorities, or other entities, and, while the owner of the same, exercise all rights, powers, and privileges of an owner.

                  3. Formulate, promote or undertake, or participate in the organization, operation, reorganization, consolidation, fusion or liquidation of corporations, associations, firms or other business units, foreign or domestic; and undersign, acquire, invest in, have or make use of its securities or obligations.

                  4. Issue capital stocks of any nature or class, in any amount; issue capital stock, bonds or other obligations of any nature or class in exchange for cash, movable or immovable goods, for personal services rendered in fact to the Corporation, or in exchange for leases, franchises, rights, privileges, other stocks, bonds and obligations from any other corporation, person or firm or for any other property which this Corporation is authorized to possess.

                  5. Acquire the surplus value, rights, property and assets, tangible or intangible, of any person, firm, association, or corporation assuming its obligations, paying for same, be it in cash, in stocks,


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                           in bonds, or by assuming the total or a part of the
                           obligations of the cessor; retain or in any way make use of the total or any part of the property acquired in this way, manage in any legal way the total or any part of any business acquired in this way and exercise all the powers necessary and convenient in and in regarding the management of said business.

                  6. Lend funds, offer advanced payments and extend credit to any other corporation, firm, association or person, under the guarantees deemed convenient by the Board of Directors, and, to the extent permitted by law, guarantee the payment and conformance of any other corporation, firm, association or person of any financial or contractual obligation, or the payment of dividends by any other corporation.

                  7. Incur in monetary loans for any corporate purpose, and without limits to the amount, liberate, make, accept, endorse, guarantee, execute, and issue promissory notes, drafts, letters of exchange, bonds, and other negotiable and transferable evidence of debt, be they guaranteed by mortgage, security, or in another way, and guarantee payment of any of the same through securities, mortgage or another method of guarantee over the whole or part of the corporation's property, to the extent permitted by law.

                  8. Purchase or in another way acquire, have, barter, reissue, sell and transfer the capital stock to the extent permitted by law. Subject to:


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                           the exceptions stated here and on the condition that
                           its funds or property not be used to purchase its own stock when said purchase could result in diminishing its capital, and subject also to the condition that the capital stock it possesses will not have the right to vote or to receive dividends.

                  9. To have one or more offices in or outside the Commonwealth of Puerto Rico.

                  10. To do all the activities required or proper in order to qualify and engage in business according to the laws of any state in the United States of America, its territories, districts or possessions, or any foreign country.

                  11. To do any other act or thing and undertake any other business which is incidental to, convenient, expedient, necessary or legal in fulfilling any and all purposes and objectives specified here, with no restrictions as to place or amount; and to do any and all things provided here with the same reach and extension as could be done by natural persons within the law.

The clauses above shall be interpreted as powers, objectives and purposes, and the statements expressed in each clause will not be limited by reference or inference because of the contents of any other clause, unless stated to the contrary here, and the same shall be considered separate objects.


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         FIFTH: The Corporation's authorized capital will be FIVE HUNDRED
THOUSAND DOLLARS ($500,000) divided in TWELVE THOUSAND FIVE HUNDRED (12,500) common stocks with a FORTY DOLLAR ($40) par value.

         SIXTH: Only physicians and dentists may be stockholders in this Corporation. No person may own more than 21 voting stocks, nor 5% or more of the Corporation's voting stocks issued and in circulation. With the understanding that organizations such as hospitals, laboratories, and the College of Dental Surgeons of Puerto Rico, who acquired Triple-S, Inc. stocks originally, can convert them into stock from this Corporation. These are: College of Dental Surgeons of Puerto Rico, Bella Vista Hospital, Menonite Hospital, and the Central Urological Society.

         SEVENTH: Each stockholder shall, at every Assembly, be entitled to one
(1) vote per share of capital stock registered in his name in the Corporate books. Accumulated votes as discussed in the Puerto Rico General Corporate Law or any other law, regulation or provision are expressly prohibited.

         EIGHTH: The Corporation will enjoy preferred rights of acquisition in the eventuality of a sale, donation or other transfer or cession of the Corporate stock. Any stockholder who wishes to sell, donate, or in any other way transfer or cede his Corporate stock must first put the offer in writing to the Corporation, who will proceed to purchase said stocks from the stockholder for the same price he paid for them. However, in the event that said stocks were donated or inherited through a will or in any other way to a person who is 1) a descendant of the stockholder and 2) a physician or a dentist, then said person has the right to hold up to a maximum 21 stocks.


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         NINTH: The Corporation's Board of Directors can not authorize the sale of any stocks from its subsidiary, Triple-S, Inc., without prior approval through a resolution to this effect, with a vote in favor by 3/4 part of the Board of Directors. If said resolution is approved, the same will be submitted to the stockholders in the Corporation for their consideration during a Special Assembly meeting for this purpose. The resolution to recommend the sale of Triple-S, Inc. stock must be approved by a vote in favor from 2/3 parts of the Corporation's voting stock issued in the special assembly. No Triple-S, Inc. stock can be sold until these requirements have been met.

         TENTH: The names and addresses of each of the Incorporators are as follows:

                  1.       Dr. Crispulo Rivera Ofray

                  2.       Dr. Angel W. Hernandez Colon

                  3.       Dr. Carlos Montalvo

                  4.       Dr. Francisco Somoza

                  5.       Ms. Carole Acosta

                  6.       Jose Juan Teruel Vicens, CPA

                  7.       Juan M. Diaz Morales, Eng.

                  8.       Dr. Jaime Velasco

                  9.       Mr. Miguel A. Vazquez Deynes

                  10.      Dr. Luis R. Ruiz Rivera

                  11.      Dr. Belisario Matta

                  12.      Atty. Esteban Rodriguez Maduro

                  13.      Sonia Gomez de Torres, CPA

                  14.      Atty. Juan Jose Leon Soto


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                  15.      Isidro J. Ferrer, Eng.

                  16.      Dr. Gerardo Martorell

                  17.      Dr. Emigdio Buonomo

                  18.      Mr. Augusto Amato

                  19.      Vacant*

* There currently exists a vacant spot due to the recent death of one of its directors.

         The Incorporators' physical and postal address is as follows:

                  1441 F.D. Roosevelt Ave., San Juan, Puerto Rico 00920 Box 363628, San Juan, Puerto Rico 00936-3628

         ELEVENTH:

         A. The powers in this Corporation are to be exercised by its 19 member Board of Directors.

         B. The Board of Directors is divided into three groups, plus the President of the Corporation. The first is made up of 5 directors, the second group is composed of 6 directors, and the third group is made up of 7 directors. The groups will be placed at intervals, therefore, the term of the first directors in the first group will end in the Stockholder's Annual Assembly in the year 2005; the term of the first directors of the second group will end in the Stockholder's Annual Assembly in the year 2006 and the term of the first directors of the third group will end in the Stockholder's Annual Assembly in the year 2007.

         C. The term each group member subsequently elected at the Stockholder's Annual Assemblies will occupy at his elected post will be 3 years. Every


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                  director will continue with his duties until his successor is duly elected and in possession of his post. No Director, excepting the Corporation's President, while fulfilling said hierarchic duties, may be elected for more than 3 terms or serve as such for more than 9 years. The President of the Corporation post, which is also a member of the Board of Directors, is excluded from the before mentioned groups.

         D. In order to achieve uniformity in the composition of the number of directors composing each group as stated in this provision, in April 2001 a director will be elected for one year's term only, from April 2001 to April 2002. With the sole purpose of following the group intervals, the requirement of 3 terms or 9 years can be obviated in order for a person to serve this single one-year term. In the case of the first members of the Corporate Board of Directors, the time computation will take into account the period in which the director fulfilled his duties as such in Triple-S, Inc. until the fusion with Triple-S Health.

         E. The first Board of Directors is composed of the following individuals, who will occupy their posts until the date stated here:

                  1. Dr. Crispulo Rivera Ofray
                  President

                  2. Dr. Angel W. Hernandez Colon
                  Vice-president

                  3. Dr. Carlos Montalvo
                  Secretary


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                  4. Dr. Francisco Somoza
                  Sub-secretary

                  5. Ms. Carole Acosta
                  Treasurer

                  6. Jose Juan Teruel Vicens, CPA
                  Sub-treasurer

                  7. Juan M. Diaz Morales, Eng.

                  8. Dr. Jaime Velasco

                  9. Mr. Miguel A. Vazquez Deynes

                  10. Dr. Luis R. Ruiz Rivera

                  11. Dr. Belisario Matta

                  12. Atty. Esteban Rodriguez Maduro

                  13. Sonia Gomez de Torres, CPA

                  14. Atty. Juan Jose Leon Soto

                  15. Isidro J. Ferrer, Eng.

                  16. Dr. Gerardo Martorell

                  17. Dr. Emigdio Buonomo

                  18. Mr. Augusto Amato

                  19. Vacant*

                  * There is currently a vacant spot due to the recent death of a director.

         TWELFTH: The Corporation will exist in perpetuity.

         THIRTEENTH:


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         A.       To amend these Articles of Incorporation, an affirmative vote of no less than 2/3 parts of the voting stocks issued and in circulation, except that in the FIFTH Article, which establishes the capital authorized, may be amended through an affirmative vote by a majority of the Corporation's voting stocks issued and in circulation, and the SIXTH, SEVENTH AND ELEVENTH Articles, Item "B", can only be amended through an affirmative vote of 3/4 parts of the Corporation's voting stocks issued and in circulation.

Despite what is stated in Chapter 9 (Sales of Assets; Dissolution) and Chapter 10 (Fusion or Consolidation) of the 1995 General Corporation's Law, as amended, the approval of the transactions provided for therein shall be done through an affirmative vote of 2/3 parts of the Corporation's voting stocks issued and in circulation.

Registered:       October 9, 1996
Reviewed:         December 7, 1998


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